Exhibit (i)
BELL, BOYD & LLOYD LLC
                                        THREE FIRST NATIONAL PLAZA
                                        70 WEST MADISON STREET, SUITE 3300
                                        CHICAGO, ILLINOIS 60602-4207
                                        312 372-1121  FAX 312 372-2098

                                        OFFICES IN CHICAGO
                                        AND WASHINGTON, D.C.

                               September 10, 2002

Harris Insight Funds Trust
3200 Horizon Drive
King of Prussia, PA  19406

Ladies and Gentlemen:

         We have acted as counsel for Harris Insight Funds Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest designated N Shares and Institutional Shares (the "Shares") of the series designated Harris Insight High Yield Bond Fund (the "Fund") in the Trust's registration statement no. 33-64915 on Form N-1A, as amended by post-effective amendment no. 30 thereto (the "Registration Statement").

         In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the amended and restated agreement and declaration of trust of the Trust, as amended (the "Trust Agreement"), the bylaws of the Trust, a copy of the Amended and Restated Establishment and Designation of Series and Classes of Shares of the Trust dated June 26, 2002 (the "Designation"), establishing and designating the Fund and the N Shares and Institutional Shares thereof, and actions of the board of trustees of the Trust authorizing the issuance of the Shares of the Fund and the Registration Statement.

         For this purpose, we have assumed that, upon the sale of the Shares, the Trust will receive the authorized consideration therefor, which will at least equal the net asset value of such Shares.

         Based on such examination, we are of the opinion that, the Shares, when authorized, issued and sold in accordance with the Trust Agreement and the Designation, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the obligations of the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of a business trust may, under certain circumstances, be held personally liable for the trust's obligations. However, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which both the trust itself was unable to meet its obligations and inadequate insurance existed. To guard against this risk, the Trust Agreement contains an express disclaimer of shareholder liability for

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acts or obligations of the Trust and provides for indemnification out of Trust property of any shareholder held personally liable for obligations of the Trust.

         In giving this opinion, we have relied upon the opinion of Bingham McCutchen LLP dated September 10, 2002.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                           Very truly yours,

                           /s/ Bell, Boyd & Lloyd LLC

                              Bingham McCutchen LLP
                               150 Federal Street
                                Boston, MA 02110

September 10, 2002

Bell, Boyd & Lloyd LLC
Three First National Plaza
70 West Madison Street, Suite 3300
Chicago, IL 60602-4207

Re: HARRIS INSIGHT FUNDS TRUST

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Harris Insight High Yield Bond Fund (the "Fund"), a series of Harris Insight Funds Trust, a Massachusetts business trust (the "Trust"), in connection with the Fund's issuance of an unlimited number of common shares of beneficial interest established and designated as Institutional Shares and Class N Shares (collectively, the "Shares"). You have requested that we deliver this opinion to you, as special counsel to the Trust, for use by you in connection with your opinion to the Trust with respect to the Shares.

In connection with this opinion, we have examined the following described documents:

         (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

         (b) a copy, certified by the Secretary of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and all amendments thereto on file in the office of the Secretary of the Commonwealth (the "Declaration of Trust");

         (c) a copy of the Amended and Restated Establishment and Designation of Series and Classes of Shares of the Trust dated June 26, 2002 as filed with the Secretary of the Commonwealth of Massachusetts on July 3, 2002 (the "Designation") establishing and designating the Fund and the Shares; and

         (d) a certificate executed by the Secretary of the Trust certifying as to, and attaching copies of, the Trust's Declaration of Trust, Designation, By-Laws and certain resolutions of the Trustees of the Trust taken at a meeting held on June 26, 2002, authorizing the issuance by the Fund of an unlimited number of Shares.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. As to our opinion in paragraph (1) below relating to the organization and existence of the Trust, our opinion relies entirely on and is limited by the certificate described in paragraph (a) above.

This opinion is based entirely on our review of the documents listed above. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts as applied by courts located in such Commonwealth (other than the Massachusetts Uniform Securities Act, as to which we express no opinion). No opinion is given herein as to the choice of law or internal substantive rules of law which any tribunal may apply.

We understand that all of the foregoing assumptions and limitations are acceptable to you. Based upon and subject to the foregoing, please be advised that it is our opinion that:

1. The Trust is duly organized and existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

2. The Shares, when authorized, issued and sold in accordance with the Declaration of Trust and the Designation, will be legally issued, fully paid and non-assessable, except that shareholders of the Trust may under certain circumstances be held personally liable for the obligations of the Trust.

The opinions expressed herein concern only the effect of the law as currently in effect and the state of facts as described herein. The undersigned undertakes no obligation to supplement or update this opinion after the date hereof. We understand that Bell, Boyd & Lloyd LLC will rely on this opinion in order to prepare an opinion to the Trust, which will be filed with the Securities and Exchange Commission. We hereby consent to such use and filing of this opinion.

Very truly yours,


BINGHAM McCUTCHEN LLP